                                                                       EXHIBIT B

                     STOCKHOLDER VOTING AGREEMENT AND PROXY

      STOCKHOLDER VOTING AGREEMENT AND PROXY, dated as of May 16, 2005, among HIBERNATION HOLDING COMPANY, INC., a Delaware corporation (the "Buyer"), HIBERNATION COMPANY, INC., a Delaware corporation (the "Merger Subsidiary"), and the stockholders set forth on the separate counterpart signature pages hereto and listed on Exhibit A hereto (each, a "Stockholder" and, collectively, the "Stockholders").

      WHEREAS, the Buyer, the Merger Subsidiary and The Vermont Teddy Bear Co., Inc., a New York corporation (the "Company"), propose to enter into an Agreement and Plan of Merger of even date herewith (as the same may be amended or supplemented, the "Merger Agreement"), a copy of which has been provided to each Stockholder, providing for a merger between the Merger Subsidiary and the Company (as described therein, the "Merger") (capitalized terms not otherwise defined herein to have the same meanings as are assigned to such terms in the Merger Agreement);

      WHEREAS, each Stockholder is the record and beneficial owner of shares of Company Capital Stock and also may hold Company Stock Options (each as defined in the Merger Agreement), such shares of Company Capital Stock, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with shares of Company Capital Stock which may be acquired after the date hereof by the Stockholder, including shares of Company Capital Stock issuable upon the exercise of Company Stock Options (as the same may be adjusted as aforesaid), being collectively referred to herein as the "Shares"; and

      WHEREAS, as a condition precedent to their willingness to enter into the Merger Agreement, the Buyer and the Merger Subsidiary have required that the Stockholders enter into this Voting Agreement and Proxy;

      NOW, THEREFORE, to induce the Buyer and the Merger Subsidiary to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

      1. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to the Buyer and the Merger Subsidiary as follows:

            (a) Authority. The Stockholder has all requisite power and authority to execute and deliver this Voting Agreement and Proxy and to consummate the transactions contemplated hereby, and the Stockholder has sole voting power with respect to the Shares held by the Stockholder with no restrictions on the Stockholder's voting rights. The execution, delivery and performance of this Voting Agreement and Proxy and the consummation of the transactions contemplated hereby have been duly authorized by the Stockholder. This Voting Agreement and Proxy has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms. Except for informational filings with the Securities and Exchange Commission, neither the execution, delivery or performance of this Voting Agreement and Proxy by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity"), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (a "Lien") upon any of the properties or assets of the Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (a "Contract") to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets, including the Stockholder's Shares, may be bound (except Contracts that shall be fully discharged upon the closing of the transactions contemplated hereby) or (iii) violate any judgment, order, writ, preliminary or permanent injunction or decree (an "Order") or any statute, law, ordinance, rule or regulation of any Governmental Entity (a "Law") applicable to the Stockholder or any of the Stockholder's properties or assets, including the Stockholder's Shares.

            (b) The Shares. The Stockholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, and the Stockholder has good and marketable title to such Shares, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements, except for any such Liens or proxies arising hereunder or Liens and Contracts that shall be fully discharged upon the closing of the transactions contemplated hereby. The Stockholder owns of record or beneficially no shares of Company Capital Stock other than the Stockholder's Shares and shares of Company Capital Stock issuable upon the exercise of Company Stock Options.

            (c) Merger Agreement. The Stockholder understands and acknowledges that the Buyer is entering into, and causing the Merger Subsidiary to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Voting Agreement and Proxy. The Stockholder hereby consents to the Company entering into the Merger Agreement.

      2. Covenants of the Stockholders. Each Stockholder, severally and not jointly, agrees as follows:

            (a) Until this Voting Agreement and Proxy is terminated, the Stockholder shall not, except as contemplated by the terms of this Voting Agreement and Proxy or pursuant to a statutory merger effected after the Merger Agreement has been terminated, which has been duly approved by all requisite action of the Board of Directors and stockholders of the Company without a violation by the Stockholder of the terms of this Voting Agreement and Proxy,
(i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares to any person other than the Merger Subsidiary or the Merger Subsidiary's designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby. The foregoing provisions of this Section 2(a) shall not be deemed to restrict or prohibit the ability of the Stockholder to transfer the Stockholder's Shares to members of his immediate family or family limited partnerships, limited liability companies, trusts or similar entities in connection with estate planning objectives, provided that each such transferee agrees in writing to be bound by the terms of this Voting Agreement and Proxy.

            (b) Until the Merger is consummated or the Merger Agreement is terminated, the Stockholder shall not, nor shall the Stockholder permit any investment banker, financial adviser, attorney, accountant or other representative or agent of the Stockholder acting on behalf and at the request of the Stockholder, to, directly or indirectly solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined in the Merger Agreement). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, financial advisor, attorney, accountant or other representative or agent of the Stockholder acting on behalf of the Stockholder and at the Stockholder's request, shall be deemed to be a violation of this Section 2(b) by the Stockholder.

            (c) To the extent, if applicable, that any Stockholder is an officer or director of the Company, no provision of this Voting Agreement and Proxy shall be construed as prohibiting, restricting or otherwise affecting the performance by the Stockholder of the Stockholder's fiduciary obligations in his or her capacity as an officer or director of the Company, based on the good faith judgment of the Company Board (as defined in the Merger Agreement) or any special committee thereof, based on the opinion of outside counsel.

      3. Grant of Irrevocable Proxy; Appointment of Proxy.

            (a) Each Stockholder hereby irrevocably grants to, and appoints Carson Biederman and Ben Coes, and any other individual who shall hereafter be designated by the Buyer, and each of them, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder's Shares at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, (i) in favor of the approval and adoption of the Merger Agreement and the consummation of the transactions contemplated therein, including the Merger (which vote shall include all votes, approvals and other consent rights held by such Stockholder necessary for the consummation of the transactions contemplated by the Merger Agreement), and (ii) prior to the termination of this Voting Agreement and Proxy pursuant to Section 6, against any of the following (other than the Merger and the other transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transaction involving the Company, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries, (2) a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries, (3) any change in the board of directors of the Company, (4) any amendment of the Company's certificate of incorporation or by-laws, or (5) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially and adversely affect the contemplated benefits to the Buyer of the Merger and the other transactions contemplated by the Merger Agreement. Prior to the termination of this Voting Agreement and Proxy, no Stockholder shall enter into any agreement or understanding, whether oral or written, with any person or entity to vote thereafter in a manner inconsistent with this Section 3(a).

            (b) Each Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Shares. Each Stockholder represents that any proxies previously given in respect of the Stockholder's Shares are not irrevocable.

            (c) Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, subject to Section 6. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Subject to Section 6, such irrevocable proxy is executed and intended to be irrevocable.

      4. Further Assurances. This Voting Agreement and Proxy is intended to cover all Shares held of record or beneficially by the Stockholder, and all Shares over which the Stockholder exercises voting control, regardless of whether such Shares are held of record in the name of the Stockholder or otherwise. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents and other instruments as the Buyer or the Merger Subsidiary may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Voting Agreement and Proxy and to vest the power to vote the Stockholder's Shares as contemplated by Section 3. The Buyer and the Merger Subsidiary jointly and severally agree to use reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Voting Agreement and Proxy.

      5. Assignment. Neither this Voting Agreement and Proxy nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that the Merger Subsidiary may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to the Buyer or to any direct or indirect wholly-owned subsidiary of the Buyer. Subject to the preceding sentence, this Voting Agreement and Proxy will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Each Stockholder agrees that this Voting Agreement and Proxy and the obligations of the Stockholder hereunder shall attach to the Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder's heirs, guardians, administrators or successors.

      6. Termination. This Voting Agreement and Proxy, and all rights and obligations of the parties hereunder, shall terminate upon the earliest to occur of any of the following: (a) consummation of the Merger, (b) the date upon which the Merger Agreement is terminated pursuant to its terms, (c) the withdrawal by the Board of Directors of the Company of the Board's recommendation that stockholders of the Company approve the Merger, (d) the Merger Consideration is reduced after the date hereof and (e) December 31, 2005.

      7. Stop Transfer. The Company agrees that it shall notify its transfer agent of this Voting Agreement and Proxy and request that the transfer agent not register the transfer of any certificate representing any Stockholder's Shares unless such transfer is made in accordance with the terms of this Voting Agreement and Proxy.

      8. General Provisions.

            (a) Expenses. All costs and expenses incurred in connection with this Voting Agreement and Proxy and the transactions contemplated hereby shall be paid by the party incurring such expense.

            (b) Amendments. This Voting Agreement and Proxy may be amended at any time only by a written instrument executed by the Buyer and each Stockholder affected by such amendment. If this Voting Agreement and Proxy is amended with respect to some but not all Stockholders, the Buyer shall provide written notice thereof to all other Stockholders.

            (c) Notice. Any notices and other communications required or permitted hereunder shall be in writing and shall be deemed duly given (i) when delivered in person, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) one business day after being sent by telecopier (provided sender obtains confirmation of receipt), in each case to the intended recipient as set forth below:

                  (i) if to the Company, to

                        The Vermont Teddy Bear Co., Inc.
                        6655 Shelburne Road
                        Shelburne, VT 05482
                        Attention: Elisabeth B. Robert
                        Telecopy: (802) 985-1304

                        with a copy to:

                        Dinse, Knapp & McAndrew, P.C.
                        209 Battery Street
                        P.O. Box 988
                        Burlington, VT 05402-0988
                        Attention: Spencer Knapp, Esq.
                        Telecopy: (802) 847-9426

                        and

                  (ii) if to the Buyer or Merger Subsidiary, to

                         Mustang Management Partners LLC
                         16 Laurel Avenue
                         Suite 20
                         Wellesley, MA 02481
                         Attention: Carson Biederman
                         Telecopy: (781) 237-3588

                         email: carson@mustangmp.com

                         with a copy to:

                         Goulston & Storrs, P.C.
                         400 Atlantic Avenue
                         Boston, MA 02110
                         Attention: Lester J. Fagen, Esq.
                         Telecopy: (617) 574-4112

                         and

                  (iii) if to a Stockholder, to the address set forth under the name of the Stockholder on Schedule A hereto or such other address as shall be furnished in writing by either party in accordance with this Section 8.

            (d) Interpretation. When a reference is made in this Voting Agreement and Proxy to a Section, such reference shall be to a Section of this Voting Agreement and Proxy unless otherwise indicated. The headings contained in this Voting Agreement and Proxy are for reference purposes only and shall not affect in any way the meaning or interpretation of this Voting Agreement and Proxy. Wherever the words "include", "includes" or "including" are used in this Voting Agreement and Proxy, they shall be deemed to be followed by the words "without limitation."

            (e) Counterparts. This Voting Agreement and Proxy may be executed in two or more counterparts, and will be executed by the Stockholders in separate counterpart copies. This Voting Agreement and Proxy shall become effective as to any particular Stockholder party upon signature by the Buyer, the Merger Subsidiary and such Stockholder in one or more counterparts signed by each such party, it being understood that all parties need not sign the same counterpart.

            (f) Entire Agreement; No Third-Party Beneficiaries. This Voting Agreement and Proxy (including the documents and instruments referred to herein)
(i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            (g) Governing Law. This Voting Agreement and Proxy shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

            (h) Publicity. Except as otherwise required by law, court process or the rules of a national securities exchange or the Nasdaq National Market or as contemplated or provided in the Merger Agreement, for so long as this Voting Agreement and Proxy is in effect, neither any Stockholder nor Buyer shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Voting Agreement and Proxy or the Merger Agreement without the consent of the other parties, which consent shall not be unreasonably withheld.

      9. Stockholder Capacity. No Stockholder who is an officer or director of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Stockholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Shares.

      10. Enforcement. The parties agree that in the event that any of the provisions of this Voting Agreement and Proxy were not performed in accordance with their specific terms or were otherwise breached the damages suffered by the Buyer would not be calculable and there would be no adequate remedy at law or in damages. It is accordingly agreed that the Buyer and the Merger Subsidiary shall be entitled to seek an injunction or injunctions to prevent breaches of this Voting Agreement and Proxy and to enforce specifically the terms and provisions of this Voting Agreement and Proxy, this being in addition to any other remedy to which they are entitled at law or in equity, and that no Stockholder shall oppose such injunctive relief on the grounds that the Buyer or the Merger Subsidiary has an adequate remedy at law.

      11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS VOTING AGREEMENT AND PROXY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

      IN WITNESS WHEREOF, each of the Buyer, the Merger Subsidiary and the Company has caused this Voting Agreement and Proxy to be signed by its officer thereunto duly authorized and each Stockholder has signed this Voting Agreement and Proxy, all as of the date first written above.

                                      HIBERNATION HOLDING COMPANY, INC.

                                      By: _____________________________________
                                          Carson Biederman
                                          Vice President - Finance

                                      HIBERNATION COMPANY, INC.

                                      By: _____________________________________
                                          Carson Biederman
                                          Vice President - Finance

                                      ACKNOWLEDGED AND AGREED
                                      TO AS TO SECTION 7:

                                      THE VERMONT TEDDY BEAR CO., INC.

                                      By: _____________________________________
                                          Elisabeth B. Robert
                                          Chief Executive Officer

                     STOCKHOLDER COUNTERPART SIGNATURE PAGE
                          To Voting Agreement and Proxy
                   With Hibernation Holding Company, Inc. and
                            Hibernation Company, Inc.

                                     STOCKHOLDER:

                                     ________________________________________
                                     Name:

                                     Stockholder's address for notice purposes:

                                     ________________________________________
                                     ________________________________________
                                     ________________________________________

                                    EXHIBIT A

                                  STOCKHOLDERS

Name and Address of Domicile of Contributor                      Company Voting Stock
-------------------------------------------                      --------------------
Jason Bacon                                                               63,169
2970 Lime Kiln Road
New Haven, VT  05472

Fred Marks                                                               460,339
2531 N Placita De La Lantana
Tucson, AZ 85749

Joan Martin                                                            1,197,297
500 Lovell Ave.
Mill Valley, CA  94941

Lyman Orton                                                              326,712
857 The Boulevard
P.O. Box 775850
Steamboat Springs, CO 80477

Spencer Putnam                                                           119,592
575 Morgan Horsefarm Road
Weybridge, VT  05753

Split Rock Fund, LLC                                                      12,000
Attn: Reginald Gignoux, Manager
5224 Shelburne Road-Rear
PO Box 808
Shelburne, VT 05482-0808

TSG Equity Partners                                                       88,640
c/o Thomas Sheperd
636 Great Road
Stow,  MA 01775

Elisabeth B. Robert                                                      354,710
1644 Greenbush Road
Charlotte, VT 05445

CAT Holdings, LLC                                                        708,215
Andy Williams
2614 Cardinal Drive
Vero Beach, FL  32963

Total                                                                  3,330,674